Exhibit 10.1

WRITTEN RESOLUTION OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS OF GSI GROUP INC.

August 28, 2006

The undersigned, being all of the members of the Compensation Committee of the Board of Directors of GSI Group Inc., pursuant to the provisions of the New Brunswick Business Corporations Act and paragraph 18 of By-Law No. 1 of the Company, hereby authorize and consent to the following actions and adopt the following resolution:

RESOLVED: that Mr. Edelstein’s 2006 Bonus Plan, as defined in Mr. Edelstein’s employment letter dated June 1, 2006, shall be based upon the following performance and financial metrics:

a.) up to 60% of base salary based upon the Board’s qualitative assessment (per Compensation Committee recommendation) of the GSI 2007-2009 Strategic Plan, such plan to be prepared and presented to the Board by Mr. Edelstein during the October 2006 Board meeting; and

b.) up to 12.5% of base salary based upon GSI’s 2006 consolidated reported gross margin performance, with 100% earned upon achievement of audited gross margin of 42.9%, 80% earned upon an audited gross margin of 41%, and none of which would be earned at audited gross margin less than 41%; and

c.) up to 12.5% of base salary based on GSI’s consolidated reported operating income, with 100% earned upon achievement of audited operating income of $28 million, 80% of which would be earned upon an audited operating income of $20 million, and none of which would be earned at audited operating income less than $20 Million.

d.) For quantitative results reported under paragraphs b. and c. above, linear interpolation will be applied to determine the percentage earned between 80% and 100%.

e.) Any bonus earned by Mr. Edelstein for 2006 shall be prorated based upon Mr. Edelstein’s employment tenure at GSI during 2006.

/s/ PHILLIP A. GRIFFITHS
Phillip A. Griffiths

/s/ BYRON O POND
Byron O. Pond

/s/ MARINA HATSOPOULOS BORNHORST
Marina Hatsopoulos Bornhorst